FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-03

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]
Sent: Thursday, May 16, 2019 9:25 AM
Subject: ★NEW ISSUE CMBS★ $939.691MM BMARK 2019-B11 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2019-B11 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2019-B11

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC,
DEUTSCHE BANK SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.
CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC,
DEUTSCHE BANK SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	S&P/FITCH/MORNINGSTAR
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI
CLS	(S/F/M)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	AAA/AAA/AAA	14.700	2.91	07/19 - 05/24	30.000%	39.2%	16.3%
A-2	AAA/AAA/AAA	81.700	4.94	05/24 - 07/24	30.000%	39.2%	16.3%
A-3	AAA/AAA/AAA	20.600	6.91	5/26 - 05/26	30.000%	39.2%	16.3%
A-4	AAA/AAA/AAA	** SEE BELOW **			30.000%	39.2%	16.3%
A-5	AAA/AAA/AAA	** SEE BELOW **			30.000%	39.2%	16.3%
A-SB	AAA/AAA/AAA	18.615	7.27	07/24 - 11/28	30.000%	39.2%	16.3%
A-S	AA/AAA/AAA	125.292	9.91	05/29 - 05/29	18.000%	45.9%	13.9%
B	NR/AA-/AA-	43.070	9.91	05/29 - 05/29	13.875%	48.2%	13.2%
C	NR/A-/A	40.459	9.91	05/29 - 05/29	10.000%	50.4%	12.7%

**The exact initial certificate balances of the Class A-4 and Class A-5 certificates will be determined based on the final pricing. The respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $595,255,000, subject to a variance of plus or minus 5%.

Class of Certificates

Exp. Range of Initial Balance	Exp. Range of WAL Expected	Principal Window
Class A-4 $75.000 - $280.000	9.56 - 9.68	11/28-02/29 - 11/28-03/29
Class A-5 $315.255 - $520.255	9.85 - 9.80	03/29-05/29 - 02/29-05/29

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$ 1,099,053,875
NUMBER OF LOANS:	40
NUMBER OF PROPERTIES:	424
WA CUT-OFF LTV:	56.0%
WA MATURITY LTV:	53.7%
WA U/W NCF DSCR:	2.30x
WA U/W NOI DEBT YIELD:	11.4%
TOP TEN LOANS %:	53.1%
WA TERM TO MATURITY (MOS):	113
WA REMAINING AMORTIZATION TERM (MOS):	351
WA SEASONING (MOS):	2

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (18.1%), GERMAN AMERICAN CAPITAL CORPORATION (50.2%),
CITI REAL ESTATE FUNDING INC. (31.6%)

U.S. RISK RETENTION:	AN ELIGIBLE VERTICAL RESIDUAL INTEREST EQUAL TO 5% OF THE PRINCIPAL BALANCE OF ALL CERTIFICATES
(OTHER THAN CLASS R CERTIFICATES) WILL BE RETAINED BY DEUTSCHE BANK, AG, NEW YORK BRANCH.

EU RISK RETENTION:	THE TRANSACTION IS STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCY REQUIREMENTS

TOP 5 PROPERTY TYPES:	OFFICE (44.9%), HOTEL (14.9%), MULTIFAMILY (14.4%),
INDUSTRIAL (8.9%), LEASED FEE (6.7%).

TOP 5 STATES:	CA(18.3%), NY (18.1%), HI (7.1%), NC (6.1%), PA (5.6%).

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	RREF III DEBT AIV, LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	AVAILABLE FRIDAY, MAY 17, 2019
PRICE GUIDANCE:	FRIDAY, MAY 17, 2019
ANTICIPATED PRICING:	WEEK OF MAY 20, 2019
ANTICIPATED SETTLEMENT:	ON OR ABOUT JUNE 17, 2019

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
DWAYNE MCNICHOLAS	212-834-9328

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
DERRICK FETZER	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

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